Exhibit 3.22

Aug 17, 2021 Liberty Star Minerals LBSR: OTCQB http://www.lbsr.us	Contact: Liberty Star Minerals Tracy Myers, Investor Relations 520-425-1433 – info@lbsr.us

FOR IMMEDIATE RELEASE

Liberty Star Announces New Field Office Near the Hay Mountain Project, Cochise County, Arizona

TUCSON, AZ–(Aug 17, 2021)–Liberty Star Minerals (“Liberty Star” or the “Company”) (OTCQB: LBSR) is pleased to announce that the Company has established a staffed field office in Sierra Vista, approximately 24 miles from the Hay Mountain Project, both in Cochise County, Arizona.

“We are getting closer to undertaking drilling at Hay Mountain Project targets,” states Liberty Star’s CEO/President Brett Gross. “The reverse split, uplisting to the OTCQB and maintaining an office near our projects are the latest activities advancing our plan to place appropriate financing and support field operations at Hay Mountain.”

Liberty Star’s 2021 MEP Annual Assessment Work at Red Rock Canyon

Liberty Star undertakes assessment work each year according to ASLD rules calling for cash payment or labor in kind for the yearly maintenance requirement. This year CEO Brett Gross & Field Operations Manager Jay Crawford started their work over Red Rock Canyon Mineral Exploration Permit (MEP) land. The following tasks are planned over the next three weeks:

1.	Verifying and supplementing mapping of historical exploration (sampling, core drilling and assay) sites and adding more detail to the jasperoid replacements.
2.	Using hand-held Niton XRF analyzer on exposed outcrops to confirm the presence of jasperoid alteration (hydrothermal/epithermal silicified rock associated with metallic mineralization)
3.	Accumulating assay sampling over these sites to confirm and refine previous data
4.	Continue with reduction of biogeochemical assays of approximately 180 samples representing large portions of the Red Rock Canyon project and areas to the south contiguous with the flagship project, Hay Mountain Target 1
5.	Engage GIS mapping resources to assemble and integrate the previous data with that the Company has compiled over that past year to leverage the volumes of valuable work done by multiple entities since the 1980s with the Company’s more recent work.

Prior to drilling targets within Red Rock Canyon, the company is also required to complete archaeological & plant inventory studies. That work will begin ASAP.

“Brett I. Gross” Brett I. Gross
CEO/President
Liberty Star Minerals

About Red Rock Canyon: Contiguous with the primary Hay Mountain porphyry exploration target, and part of the overall Hay Mountain Project, the Red Rock Canyon block of Arizona State Mineral Exploration Permit land (4522.58 acres) is an increasingly attractive area of exploration stage gold mineralization. Red Rock Canyon exhibits what we believe are extensive, promising hydrothermal associated gold bearing structures that are documented in historical public and Company records. (see the Technical Report, associated press and social media releases for more information).

Visit lbsr.us for more about Liberty Star Minerals & the Hay Mountain Project, including images, maps and technical reports

Forward Looking Statements Certain information contained in public release may contain “forward-looking statements,” as defined in the U.S. Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements contained herein that are not historical facts are forward-looking statements that involve risks, uncertainties and other factors which are unforeseeable and beyond the Company’s or management’s control, that could cause actual results, developments and business decisions to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements may include but not be limited to the business strategies for the Company, assumptions of management, pending or future transactions, future estimated mineral resources or grades, investments, asset valuations, anticipated permits and approvals and other information that may be based on forecasts of future exploration, operational or financial results or estimates of matters not yet determinable. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance using words or phrases like the following may be forward-looking statements: : “estimate”, “intend”, “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” “may”, “might”, “could”, “would” or similar words or expressions. Important factors that could differ materially from the expectations of the Company and management include, among other things, risks related to unsuccessful exploration results, metals prices, fluctuations in currency prices, international markets, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as changes in the availability of funding for mineral exploration and development and general economic conditions.

Additional information about these factors, risks and uncertainties on which forward-looking statements are based is discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2021, as updated from time to time in Company filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this public release beyond the presentation date or published date, or for changes made to this document by wire services or Internet services. Risk factors for the company are set out in the 10-K and other periodic filings made with the SEC on EDGAR (ref. Liberty Star Uranium & Metals, Corp.).

Regulation S-K 1300 Matters On October 31, 2018, the U.S. Securities and Exchange Commission adopted Subpart 1300 of Regulation S-K (“Regulation SK-1300”) to modernize the property disclosure requirements for mining registrants, and related guidance, under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All registrants are required to comply with Regulation SK-1300 for fiscal years ending after January 1, 2021. Accordingly, the Company must comply with Regulation SK-1300 for its fiscal year ending January 31, 2021. Regulation SK-1300 uses the Committee for Mineral Reserves International Reporting Standards (“CRIRSCO”) based classification scheme for mineral resources and mineral reserves, that includes definitions for inferred, indicated, and measured mineral resources. Liberty Star is an “Exploration Stage Issuer” as defined in Subpart 1300. It currently has no exploration results, mineral resources or mineral reserves to report, accordingly, no information, opinions or data included in the website or in any public releases includes any information or disclosures regarding exploration results, mineral resources or mineral reserves as defined in Regulation SK-1300. As a result, the Company is not required, at this time, to obtain or provide a Technical Report Summary as defined in Regulation SK-1300. U.S. Investors are cautioned not to rely upon or assume for any purpose that any part of the mineralized real property of the Company in these categories will ever be converted into inferred, indicated, and measured mineral resources or probable or proven mineral reserves within the meaning of Regulation S-K 1300.

UNLESS OTHERWISE EXPRESSLY STATED ON THE FACE OF ANY SUCH INFORMATION, NOTHING CONTAINED IN THIS PUBLIC RELEASE IS, NOR DOES IT PURPORT TO BE, A TECHNICAL REPORT SUMMARY PREPARED BY A QUALIFIED PERSON PURSUANT TO AND IN ACCORDANCE WITH THE REQUIREMENTS OF SUBPART 1300 OF SECURITIES EXCHANGE COMMISSION REGULATION S-K.

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Update #2107